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------                                   UNITED STATES SECURITIES AND EXCHANGE COMMISSION              -----------------------------
FORM 4                                                WASHINGTON, D.C. 20549                                    OMB APPROVAL
------                                                                                                 -----------------------------
                                           STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP                OMB Number: 3235-0287
[ ] CHECK BOX IF NO                                                                                    Expires: September 30, 1998
    LONGER SUBJECT TO      Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,     Estimated average burden
    SECTION 16. FORM 4         Section 17(a) of the Public Utility Holding Company Act of 1935         hours per response........0.5
    OR FORM 5 OBLIGATIONS          or Section 30(f) of the Investment Company Act of 1940              -----------------------------
    MAY CONTINUE. SEE
    INSTRUCTION 1(b).

(PRINT OR TYPE RESPONSES)

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1. Name and Address of Reporting Person*   2. Issuer Name and Ticker or Trading Symbol     6. Relationship of Reporting Person to
                                              Precision Optics Corporation, Inc. (POCI)           Issuer (Check all applicable)
  Shannon         Robert           R.                                                         [X] Director       [ ] 10% Owner
-----------------------------------------  ----------------------------------------------         Officer (give  [ ] Other (Specify
  (Last)          (First)      (Middle)    3. IRS or Social Security    4. Statement for                  title            below)
                                              Number of Reporting          Month/Year                     below)
  7040 E. Taos Place                          Person (Voluntary)             11/98
-----------------------------------------                               ------------------------------------------------------------
                 (Street)                                               5. If Amendment,   7. Individual or Joint/Group Filing
                                                                           Date of            (Check Applicable Line)
                                                                           Original           [X] Form Filed by One Reporting Person
                                                                           (Month/Year)       [ ] Form Filed by More than One
 Tucson              AZ         85715                                                             Reporting Person
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  (City)           (State)      (Zip)           TABLE 1 -- NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
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 1. Title of Security           2. Trans-   3. Transac-  4. Securities Acquired (A)  5.  Amount of Se-    6. Owner-     7. Nature of
    (Instr. 3)                     action      tion         or Disposed of (D)           curities Benefi-    ship Form;    Indirect
                                   Date        Code         (Instr. 3, 4 and 5)          cially Owned at     Direct        Benefi-
                                  (Month/      (Instr. 8)                                End of Month        (D) or        cial
                                   Day/     ---------------------------------------      (Instr. 3 and 4)    Indirect      Ownership
                                   Year)      Code    V      Amount    (A) or  Price                         (I)           (Instr.
                                                                       (D)                                   (Instr. 4)    4)
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Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.                  (Over)
* If the form is filed by more than one reporting person, see Instruction 4(b)(v).                                  SEC 1474 (7-96)


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FORM 4 (CONTINUED)        TABLE II -- DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
                                  (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)

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1. Title of Derivative    2. Conver-   3. Trans-  4. Trans-   5. Number of     6. Date Exer-   7. Title and Amount    8. Price
   Security                  sion or      action     action      Derivative       cisable and     of Underlying          of
   (Instr. 3)                Exercise     Date       Code        Securities       Expiration      Securities             Deriv-
                             Price of     (Month/    (Instr.     Acquired (A)     Date            (Instr. 3 and 4)       ative
                             Deriv-       Day/       8)          or Disposed      (Month/Day/                            Secur-
                             ative        Year)                  of (D)           Year)                                  ity
                             Security                            (Instr. 3,                                              (Instr. 5)
                                                                 4, and 5)     ----------------------------------------
                                                                               Date     Expira-               Amount or
                                                  ---------------------------- Exer-    tion         Title    Number of
                                                    Code  V     (A)     (D)    cisable  Date                   Shares
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Stock Option (to buy)       $1.312       11/10/98    A         5,000          11/10/98  11/10/08  Common Stock  5,000      $0.00
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    9. Number of           10. Ownership               11. Nature of
       Derivative              Form of                     Indirect
       Securities              Derivative                  Beneficial
       Beneficially            Security:                   Ownership
       Owned at End            Direct (D)                  (Instr. 4)
       of Month                or Indirect (I)
       (Instr. 4)              (Instr. 4)

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        66,500                     D
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Explanation of Responses:



** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.  /s/ Robert R. Shannon            12/2/98
   See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).                                                -------------------------------- -------
                                                                                            ** Signature of Reporting Person   Date

Note: File three copies of this Form, one of which must be manually signed.                 Robert R. Shannon
      If space provided is insufficient, see Instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this                                       Page 2
form are not required to respond unless the form displays a currently valid OMB Number.                        (SEC) SEC 1474 (7-96)
      3348751.01

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